TSA ENDORSEMENT

Effective immediately, Equitable hereby amends your Contract as follows.

In this Endorsement "you" or "your" refers to the original Annuitant of the Contract at the time an owner's right is exercised.

SECTION 1.01, "ANNUITANT", IS AMENDED AS FOLLOWS:

The term " Annuitant" means the individual on whose life this Contract is based. The Annuitant is the Owner of this Contract.

SECTION 2.06A, "DIRECT ROLLOVER OPTION", IS AMENDED AS FOLLOWS:

This Section is amended by adding paragraph (D) as follows:

(D) For distributions after December 31, 1998 the direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

SECTION 2.12, "DEATH BENEFIT", IS AMENDED AS FOLLOWS:

The following sentence is added as the 5th paragraph to this Section:

The Death Benefit will not be paid under this Section 2.12 if the "Beneficiary Continuation Option" under Section 2.12A is in effect.

SECTION 2.12A, "BENEFICIARY CONTINUATION OPTION", IS AMENDED AS FOLLOWS:

This Section is added to your Contract:

Except as otherwise provided in this Section 2.12A, this Section 2.12A will apply only if you die before the Retirement Date, and the beneficiary named in
Section 4.04 of this Contract is an individual.

If there is more than one beneficiary, and any beneficiary is not an individual, then this Section 2.12A does not apply to that beneficiary, and the non-individual beneficiary's share of the death benefit described in Section
2.12 of the Contract is payable to the non-individual beneficiary.

If this Section 2.12A applies and there is more than one beneficiary, the Annuity Account Value will be apportioned among your beneficiaries as you designate pursuant to Section 4.04.

One or more individual beneficiaries may continue this Contract. In order to continue this Contract under the terms set forth in (a) through (h) below, we must receive that beneficiary's election within 9 months after your death and before the beneficiary's share of the Death Benefit is paid out in any manner inconsistent with that beneficiary's election to continue the Contract.




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Each individual beneficiary electing to continue the Contract will be a
"Continuation Beneficiary" described in item c. below with respect to that beneficiary's portion of the Annuity Account Value. For any beneficiary who does not timely elect to be a Continuation Beneficiary, we will pay that beneficiary's share of the Death Benefit pursuant to Section 2.12 of the Contract in a lump sum.

The terms of the Beneficiary Continuation Option are as follows:

            a. the Contract cannot be assigned and must continue in your name for the benefit of your Continuation Beneficiary.

            b. as of the date we receive satisfactory proof of your death and all necessary documentation to make a claim under the Certificate, we will compare the Annuity Account Value and the Minimum Death Benefit as of this date (the reset date). If the Annuity Account Value is less than the Minimum Death Benefit, we will reset the Annuity Account Value to equal such Death Benefit.

                  The minimum Death Benefit is the sum of all your Contributions less any outstanding loan and less any withdrawals in accordance with Section 2.12 of this Contract.

                  If there are multiple beneficiaries, the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any beneficiary subsequently electing a Death Benefit will receive the applicable payment amount.

                  The Death Benefit provision ends after Beneficiary Continuation Option is elected.

            c. the Continuation Beneficiary will automatically become the Annuitant as defined in Section 1.01 of the Contract with respect to that Continuation Beneficiary's portion of the Annuity Account Value.

            d. the Continuation Beneficiary may transfer amounts among the Investment Divisions.

            e. the Continuation Beneficiary cannot make any additional Contributions to the Contract.

            f. distributions to the Continuation Beneficiary will be made in accordance with requirements for payments after your death described in Section 3.05, "Payment of Benefits" and the required minimum distribution rules of the Code. If there is more than one Continuation Beneficiary, payments to each will be based on the individual life expectancy of each Continuation Beneficiary.

            g. the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

            h. upon the Continuation Beneficiary's death, we will make a lump sum payment of any remaining Annuity Account Value apportioned to that Continuation Beneficiary to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased




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                  Continuation Beneficiary elects to continue the payment method originally elected by the Continuation Beneficiary.

A trust with only individual beneficiaries may continue this Contract after your death if:

            1.       the trust is the sole beneficiary;
            2.       all of the beneficiaries of the trust are individuals; and
            3. the trust qualifies as a designated beneficiary for purposes of the required minimum distribution rules of the Code; and
            4. the trust provides us the documentation that we require within the time period we require.

In the event that such a qualifying trust elects to continue the Contract, the oldest trust beneficiary is the Continuation Beneficiary and the individual whose life expectancy is used to measure payments required after your death as described in Section 3.05.

SECTION 4.04, "BENEFICIARY", IS AMENDED AS FOLLOWS:

The third paragraph is replaced with the following:

Any part of a death benefit payable pursuant to Section 2.12 for which there is no designated beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to your children who survive you, in equal shares; or if there are no children, then to your estate.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/Edward Miller
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   Edward Miller
   Chairman and Chief Executive Officer

[GRAPHIC OMITTED]

/s/Pauline Sherman
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   Pauline Sherman
   Senior Vice President, Secretary and
   Associate General Counsel




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